Exhibit 99.1

For Immediate Release April 26, 2007 Listed: TSX, NYSE	Symbol: POT
PotashCorp Achieves Record Earnings in First Quarter
Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (PotashCorp) today announced the highest quarterly earnings in company history, with first-quarter net income of $198.0 million, or $1.85 per share1. This surpassed the record of $1.74 per share ($186.0 million) set in the previous quarter, reflecting increased volumes and prices for our products. First-quarter per-share earnings were 55 percent higher than the $1.19 per share ($125.5 million) earned in the same quarter last year, when potash shipments slowed due to prolonged price negotiations with key offshore customers. Excellent farm economics supported strong growth in world fertilizer demand and tight supply fundamentals provided the foundation for a second consecutive quarter of record earnings.
First-quarter gross margin of $369.7 million was also a company record, improving upon the $203.5 million in the same quarter last year and the previous high of $344.8 million from the second quarter of 2005. Cash flow prior to working capital changes of $283.0 million2 was up from $189.4 million quarter over quarter, a 49-percent increase. Earnings before interest, income taxes, depreciation and amortization reached a record $381.0 million2, 17 percent higher than the record set in the previous quarter.
“Back-to-back record quarters illustrate the pattern of growth for our company and the rising value of our products,” said PotashCorp President and CEO Bill Doyle. “Our world-class assets and strategies are well-suited to this environment and our ability to execute led to excellent first-quarter results.”
Market Conditions
Farmers around the world are increasing plantings and using more fertilizer in an effort to capture favorable prices for many major crops. The USDA’s March 30th Prospective Plantings report predicted that American farmers will plant 90.5 million acres of corn, a 15-percent increase from last year for a crop that is a heavy fertilizer user. The emphasis on corn is expected to displace other crops in the US, raising prices and creating opportunities for producers of those crops in other agricultural regions. After suffering for two years with higher energy costs and lower crop prices that led to reduced fertilizer applications, farmers have made a strong return to the market for all three nutrients to restore soil fertility.
As potash fundamentals tightened through the first quarter, we achieved an $11-per-tonne increase for North American customers in mid-February. The completion of pricing contracts with China in early February 2007, unlike the late July settlement in 2006, kept offshore potash volumes moving and further tightened supply. This had an impact on spot pricing in key offshore markets. Brazil, where prices lagged through most of 2006, saw an increase of $25 per tonne in each of February and April 2007, and Canpotex has announced a third increase for June. Through two increases, prices in Southeast Asia rose by $20 per tonne in the first quarter. Spot market rates for dry bulk ocean freight were roughly 75 percent higher than a year ago, adding to the need for price increases.
POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3 PHONE (306) 933-8520 FAX (306) 933-8844

In nitrogen and phosphate, rising demand for solid fertilizers combined with production curtailments in recent years has put extreme pressure on supply. At the end of February, urea imports into the US were 22 percent below prior-year levels, while at quarter end, producer inventories were 19 percent below the five-year average. In phosphate fertilizers, North American DAP producer inventories were 51 percent below the five-year average by the end of the quarter. As a result, spot prices for both urea and DAP reached record levels in the quarter.
Potash
Strong demand and rising prices resulted in first-quarter potash gross margin of $174.2 million. This surpassed the $90.8 million of gross margin in the first quarter of 2006, when shipments were constrained during extended price negotiations with China and India, and was just short of our record first-quarter potash gross margin of $176.2 million, set in 2005. While first-quarter 2007 shipments did not face the same challenges as a year ago, there were a couple of smaller issues: a Canadian rail strike disrupted our North American deliveries and Canpotex’s ability to move product to its Vancouver export terminal, and severe winter weather in some regions that adversely impacted rail transportation performance. These factors delayed shipments of up to 200,000 tonnes into future quarters.
Offshore prices were flat compared to the trailing quarter and last year’s first quarter. While higher prices were being achieved in China and Southeast Asia, increases in the Brazilian market did not take hold until late in the quarter. In addition, higher shipping costs impacted offshore realized prices by approximately $7 per tonne in the quarter, even though Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan potash producers, has locked in about 40 percent of its CFR shipments under long-term freight agreements. In North America, our $7-per-tonne potash price increase announced late in 2006 was in effect for the full first quarter, and our $11-per-tonne increase in mid-February 2007 has now taken hold.
Our offshore volumes were up 74 percent quarter over quarter, as Canpotex increased its shipments by 92 percent from last year’s first quarter. Canpotex began shipping to China in late February after the price settlement and delivered more than 400,000 tonnes during the quarter, compared to virtually none in the same quarter last year. Shipments to Brazil rose to over 450,000 tonnes from approximately 50,000 tonnes; India took 200,000 tonnes compared to 50,000 tonnes; and Southeast Asian countries combined to purchase over 550,000 tonnes, a 9-percent increase from the same quarter of 2006. Our North American volumes were up 69 percent quarter over quarter.
To meet this increasing global demand, we raised our production to 2.3 million tonnes, compared to 1.3 million tonnes in the first quarter of 2006. With 30 fewer shutdown weeks than in the same quarter last year, our total potash cost of goods sold dropped by almost $11 per tonne despite additional costs of roughly $5 per tonne for our share of brine inflow management at Esterhazy, $2 per tonne higher brine management costs at New Brunswick, and general cost escalations of production inputs throughout 2006.
Nitrogen
Nitrogen gross margin of $131.3 million was 65 percent higher than the $79.4 million generated in last year’s first quarter and 32 percent above our previous record of $99.4 million, set in the second quarter of 2005. In this year’s first quarter, our Trinidad operations, which benefit from lower-cost, long-term natural gas contracts, contributed $80.1 million, 61 percent of this segment’s total gross margin. Our facilities in the US added $34.0 million in gross margin, while hedging gains contributed another $17.2 million.

Tight fundamentals pushed ammonia prices up 13 percent from the trailing quarter, although they were down 4 percent from last year’s first quarter when higher natural gas costs were driving nitrogen prices. Similarly, urea prices benefited from rising demand and reduced imports into the US, as extremely tight supply/demand raised prices to record levels — up 16 percent quarter over quarter and 29 percent from the fourth quarter of 2006.
First-quarter 2007 ammonia sales volumes were up 43 percent from the same quarter last year, as we had more tonnes to sell. In the first quarter of 2006, our Trinidad 02 plant was down for over a month for turnarounds and debottlenecking projects. We gained the full benefit of higher throughput from our debottlenecking projects at the Trinidad 01 and 02 plants as well as increased production at our Lima facility, which was shut down by high natural gas prices in first-quarter 2006. Urea and nitrogen solutions sales volumes increased by 21 percent and 177 percent, respectively, quarter over quarter on the strength of agricultural demand. Our average gas cost of $4.41 per MMBtu, including our hedge, was slightly higher than the same quarter last year.
Phosphate
Phosphate gross margin of $64.2 million was almost double the $33.3 million in gross margin from last year’s first quarter and was the second best in our history, trailing only the $67.2 million generated in the fourth quarter of 1998. Solid and liquid fertilizers contributed $18.4 million and $15.3 million of gross margin, respectively, while our stable base of higher-margin industrial and feed products combined to deliver $28.0 million.
Extremely tight fundamentals in North America pushed up realized prices for solid and liquid fertilizers by 14 percent and 7 percent, respectively, quarter over quarter. Solid fertilizer volumes were up 13 percent from the same period last year, including a 36-percent increase in North America, while liquid fertilizer volumes rose 3 percent from the first quarter of 2006. Feed prices fell 5 percent from last year’s first quarter, due to greater offshore volumes. Feed volumes were 26 percent higher than the same quarter last year, with a 96-percent increase in offshore sales, primarily to Latin America. Industrial product prices and volumes were flat quarter over quarter.
Costs for sulfur fell 20 percent from last year’s first quarter when the effects of Hurricane Katrina were still being felt, while our ammonia costs were flat. Our rock costs were 5 percent higher in the first quarter due to planned turnarounds at our mines.
Financial
Our investments in Arab Potash Company (APC) in Jordan and Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile contributed $13.0 million to our overall performance in the quarter, slightly higher than the $12.4 million realized in the first quarter of 2006. Total other income, however, is less than the $31.2 million of last year’s first quarter, in part because a $28 million dividend declared from Israel Chemicals Ltd. (ICL) in Israel — $19 million more than was received in the first quarter last year — will be recorded in our second quarter rather than the first quarter as it was in 2006. The total market value of our offshore investments, including our stake in Sinofert Holdings Limited (Sinofert) in China, now equates to more than $31.00 per PotashCorp share and exceeds our acquisition cost by $2.4 billion.
Provincial mining and other taxes more than doubled quarter over quarter, reflecting the 92-percent increase in potash gross margin. Selling and administrative expenses were $9.8 million higher than in the same quarter last year, due to higher incentive plan accruals given the higher share price quarter over quarter. We spent $109.0 million in the quarter for capital expenditures on property, plant and equipment, 60 percent of which was primarily related to completing the potash compaction facility at Allan and continuing work at bringing back idled potash capacity at Lanigan.

Outlook
Many of the conditions that drive growth in the fertilizer industry are becoming entrenched, including the increasing demand for crops used in food, animal feed, fiber and fuels. The United Nations recently raised its estimate of global population to 9.2 billion by 2050 — representing growth of 40 percent in just over 40 years. Most of this increase is expected in developing countries, where people are benefiting from strong economic growth and are able to purchase more and better food. The challenge comes from a decline in the land available on a per-capita basis for agricultural production, making maximization of crop yields crucial. Added to this are concerns over the world’s oil supply and the environment that have sparked a surge of interest in biofuels, raising the competition for crops and the prices paid for them.
China, India and other Southeast Asian countries need assistance in meeting their demand for grains and oil-producing crops. Even as these countries work to maximize domestic crop production, they are still expected to import larger volumes of crop commodities, leading to higher prices.
Global potash supply/demand fundamentals are extremely tight. Due to the combination of strong potash demand in the US — where the spring season got off to a good start in the south and saw only slight weather-related delays in the Midwest — and offshore market growth, we now expect world potash demand to increase by 12-16 percent in 2007. Volumes to Brazil have rebounded and could approach the 2004 record of 6.4 million tonnes at prices that could be at least $75 per tonne higher than last year. China is expected to import more than 8 million tonnes, while India is likely to have a significant presence in the potash market in the second half in order to balance its increasing urea and phosphate fertilizer applications. Strong demand from other Southeast Asian countries is expected to continue. Canpotex announced a $35-per-tonne price increase there in early April, the third increase this year. US potash demand could be as much as 20 percent higher than in calendar year 2006.
Strong nitrogen fertilizer demand is also expected to continue. High global prices for natural gas and ocean transportation and delayed purchasing decisions contributed to reduced nitrogen imports to the US, our primary market for this nutrient. While we expect normal seasonal fluctuations in gas and product pricing after the 2007 spring season, they could be short-lived as preparation for the fall season approaches. Rising construction costs around the world have also led to the delay or abandonment of greenfield nitrogen projects and, as a result, supply/demand fundamentals should remain tight for the foreseeable future.
These market conditions are positive for our operations in Trinidad and the US. We now expect our nitrogen gross margin to be about $100 million higher than our previous expectations. We expect to recognize roughly $40 million of hedging gains through the remainder of 2007 as product related to the gas being hedged is sold.
Phosphate, especially the solid fertilizer DAP, has recovered strongly after an eight-year lag. High demand has created shortages in some US growing regions and Tampa spot DAP prices have risen from the mid-$200 range to more than $430 per tonne since the beginning of the year. Only a portion of the benefit of these rapid price increases was realized in the quarter, and higher average prices are expected as new sales are booked. We sold 1.6 million tonnes of solid fertilizers in 2006, so this price turnaround significantly increases our earnings potential in phosphate. Demand for liquid fertilizer and feed is also expected to remain strong. These products have considerable upside as producers direct a greater percentage of phosphoric acid to DAP and MAP production, tightening liquid fertilizer and feed supply. In this environment, we expect our phosphate segment gross margin to be at least $100 million higher than we previously forecast.
In anticipation of expected long-term growth in potash consumption, in March we announced plans to return 360,000 tonnes of idled capacity to production at our Patience Lake division over the next 18 months. As a result, our 2007 capital expenditures, including capitalized interest, are expected to be approximately $450 million, of which $165 million will relate to sustaining capital. Our expected consolidated effective income tax rate continues to be 30 percent through 2007, with the current/future split expected to be 70/30 subject to sources of income. Provincial mining and other taxes are forecast to approximate 17 percent of total potash gross margin in the year.
In light of the favorable market conditions for all our fertilizer products, our range for full-year net income, based on a $1.12 Canadian dollar, has been increased from $6.25–$7.25 per share to $7.50–$8.50 per share. At the same Canadian/US dollar exchange rate, we expect second-quarter net income per diluted share to be in the range of $2.00–$2.50. In the current trading range of the Canadian dollar relative to the US dollar, each one-cent change in the Canadian dollar will typically have an impact of approximately $4.0 million on the foreign-exchange line, or $0.03 per share on an after-tax basis, although this is primarily a non-cash item.
Conclusion
“We believe we are at the front end of a period of significant consumption growth and strong prices for all our products,” said Doyle. “While nitrogen and phosphate have already made considerable gains, potash is only beginning its climb. With our plan to increase our potash capacity to 15.7 million tonnes by 2015, we have significant gross margin potential. This makes us very positive about the outlook for our company and our ability to deliver strong returns for our shareholders.”
Notes:
1. All references to per-share amounts pertain to per share — diluted.
2. See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Financial Measures and Reconciliations.”
PotashCorp is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in phosphate and fourth largest in nitrogen; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid.
This release contains forward-looking statements. These statements are based on certain factors and assumptions as set forth in this release, including foreign exchange rates, expected growth, results of operations, performance and business prospects and opportunities. While the company considers these factors and assumptions to be reasonable, based on information currently available, they may prove to be incorrect. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to: fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; risks associated with natural gas and other hedging activities; changes in capital markets; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; and government policy changes. Additional risks and uncertainties can be found in our 2006 financial review annual report and in filings with the U.S. Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. In the case of guidance, should subsequent events show that the forward-looking statements released herein may be materially off-target, the company will evaluate whether to issue and, if appropriate following such review, issue a news release updating guidance or explaining reasons for the difference.

For further information please contact:

Investors	Media
Denita Stann	Rhonda Speiss
Director, Investor Relations	Manager, Public Relations
Phone: (847) 849-4277	Phone: (306) 933-8544
Fax: (847) 849-4691	Fax: (306) 933-8844
Email: ir@potashcorp.com	pr@potashcorp.com

Web Site: www.potashcorp.com

PotashCorp will host a conference call on Thursday, April 26, 2007, at 1:00 p.m. Eastern Time.
To join the call, dial (416) 640-1907 at least 10 minutes prior to the start time.
Use reservation ID #21213529.
Alternatively, visit www.potashcorp.com for a live webcast of the conference call in a listen-only mode.
This news release is also available at this same website.

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	March 31,	December 31,
	2007	2006

Assets
Current assets
Cash and cash equivalents	$454.5	$325.7
Accounts receivable	493.4	442.3
Inventories	498.4	501.3
Prepaid expenses and other current assets	52.3	40.9
Current portion of derivative instrument assets	62.4	—

	1,561.0	1,310.2

Derivative instrument assets	82.3	—
Property, plant and equipment	3,568.8	3,525.8
Investments	2,294.6	1,148.9
Other assets	78.3	105.8
Intangible assets	28.2	29.3
Goodwill	97.0	97.0

	$7,710.2	$6,217.0

Liabilities
Current liabilities
Short-term debt	$96.1	$157.9
Accounts payable and accrued charges	610.7	545.2
Current portion of long-term debt	399.9	400.4

	1,106.7	1,103.5

Long-term debt (Note 2)	1,337.6	1,357.1
Future income tax liability	835.1	632.1
Accrued pension and other post-retirement benefits	224.0	219.6
Accrued environmental costs and asset retirement obligations	110.8	110.3
Other non-current liabilities and deferred credits	1.8	14.1

	3,616.0	3,436.7

Shareholders’ Equity
Share capital	1,442.8	1,431.6
Unlimited authorization of common shares without par value; issued and outstanding 105,065,022 and 104,801,049 at March 31, 2007 and December 31, 2006, respectively
Contributed surplus	64.1	62.3
Retained earnings	1,468.9	1,286.4
Accumulated other comprehensive income (Note 3)	1,118.4	—

	4,094.2	2,780.3

	$7,710.2	$6,217.0

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended
	March 31
	2007	2006

Sales (Note 6)	$1,154.7	$861.6
Less: Freight	81.9	54.9
Transportation and distribution	31.0	31.2
Cost of goods sold	672.1	572.0

Gross Margin	369.7	203.5

Selling and administrative	40.6	30.8
Provincial mining and other taxes	32.5	14.2
Foreign exchange loss (gain)	2.0	(2.4)
Other income (Note 8)	(13.7)	(31.2)

	61.4	11.4

Operating Income	308.3	192.1
Interest Expense	25.5	23.2

Income Before Income Taxes	282.8	168.9
Income Taxes (Note 4)	84.8	43.4

Net Income	198.0	125.5
Retained Earnings, Beginning of Period	1,286.4	716.9
Change in Accounting Policy (Note 1)	0.2	—
Dividends	(15.7)	(15.3)

Retained Earnings, End of Period	$1,468.9	$827.1

Net Income Per Share (Note 5)
Basic	$1.89	$1.21
Diluted	$1.85	$1.19

Dividends Per Share	$0.15	$0.15

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended
	March 31
	2007	2006

Operating Activities
Net income	$198.0	$125.5

Adjustments to reconcile net income to cash provided by (used in) operating activities
Depreciation and amortization	72.7	58.8
Stock-based compensation	2.7	1.5
(Gain) loss on disposal of property, plant and equipment	(0.1)	0.3
Foreign exchange on future income tax	2.7	(0.2)
Provision for future income tax	25.4	13.9
Undistributed earnings of equity investees	(13.0)	(12.4)
Unrealized gain on derivative instruments	(6.3)	—
Other long-term liabilities	0.9	2.0

Subtotal of adjustments	85.0	63.9

Changes in non-cash operating working capital
Accounts receivable	(50.8)	63.3
Inventories	(10.6)	8.9
Prepaid expenses and other current assets	(11.4)	(27.0)
Accounts payable and accrued charges	109.4	(247.1)

Subtotal of changes in non-cash operating working capital	36.6	(201.9)

Cash provided by (used in) operating activities	319.6	(12.5)

Investing Activities
Additions to property, plant and equipment	(109.0)	(120.0)
Purchase of long-term investments	(9.7)	(126.3)
Proceeds from disposal of property, plant and equipment	0.3	2.0
Other assets and intangible assets	(1.8)	(4.5)

Cash used in investing activities	(120.2)	(248.8)

Cash before financing activities	199.4	(261.3)

Financing Activities
Repayment and issue costs of long-term debt obligations	(3.4)	(0.3)
(Repayment of) proceeds from short-term debt obligations	(61.8)	352.7
Dividends	(15.7)	(15.3)
Issuance of common shares	10.3	3.0

Cash (used in) provided by financing activities	(70.6)	340.1

Increase in Cash and Cash Equivalents	128.8	78.8
Cash and Cash Equivalents, Beginning of Period	325.7	93.9

Cash and Cash Equivalents, End of Period	$454.5	$172.7

Cash and cash equivalents comprised of:
Cash	$17.7	$(2.3)
Short-term investments	436.8	175.0

	$454.5	$172.7

Supplemental cash flow disclosure
Interest paid	$14.2	$16.3
Income taxes paid	$32.1	$142.0

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statement of Comprehensive Income
(in millions of US dollars)
(unaudited)

	Three Months Ended
	March 31, 2007
	Before	Income	Net of
	Income Taxes	Taxes	Income Taxes

Net income	$282.8	$84.8	$198.0

Other comprehensive income
Change in unrealized holding gains on available-for-sale securities [1]	245.0	12.7	232.3
Change in gains and losses on derivatives designated as cash flow hedges [2]	35.1	10.5	24.6
Reclassification to income of gains and losses on cash flow hedges [2]	(17.2)	(5.1)	(12.1)
Unrealized foreign exchange gains on translation of self-sustaining foreign operations	4.6	—	4.6

Other comprehensive income	267.5	18.1	249.4

Comprehensive income	$550.3	$102.9	$447.4

[1]	Available-for-sale securities are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited

[2]	Natural gas derivative instruments
(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2007
(in millions of US dollars except share and per-share amounts)
(unaudited)
1.     Significant Accounting Policies
With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these interim condensed consolidated financial statements are consistent with those used in the preparation of the 2006 annual consolidated financial statements, except as described below.
These interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2006 annual consolidated financial statements. In management’s opinion, the unaudited financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.
Comprehensive Income, Equity, Financial Instruments and Hedges
Effective January 1, 2007, the company adopted Canadian Institute of Chartered Accountants (“CICA”) Section 1530, “Comprehensive Income”, Section 3251, “Equity”, Section 3855, “Financial Instruments — Recognition and Measurement” and Section 3865, “Hedges”. These pronouncements increase harmonization with US GAAP. Under the standards:
•     Financial assets are classified as loans and receivables, held-to-maturity, held-for-trading or available-for-sale. Loans and receivables include all loans and receivables except debt securities and are accounted for at amortized cost. Held-to-maturity classification is restricted to fixed maturity instruments that the company intends and is able to hold to maturity and are accounted for at amortized cost. Held-for-trading instruments are recorded at fair value with realized and unrealized gains and losses reported in net income. The remaining financial assets are classified as available-for-sale. These are recorded at fair value with unrealized gains and losses reported in a new category of the Consolidated Statement of Financial Position under shareholders’ equity called accumulated other comprehensive income (“AOCI”);
•     Financial liabilities are classified as either held-for-trading or other. Held-for-trading instruments are recorded at fair value with realized and unrealized gains and losses reported in net income. Other instruments are accounted for at amortized cost with gains and losses reported in net income in the period that the liability is derecognized; and
•     Derivative instruments (“derivatives”) are classified as held-for-trading unless designated as hedging instruments. All derivatives are recorded at fair value on the Consolidated Statement of Financial Position. For derivatives that hedge the changes in fair value of an asset or liability, changes in the derivatives’ fair value are reported in net income and are substantially offset by changes in the fair value of the hedged asset or liability attributable to the risk being hedged. For derivatives that hedge variability in cash flows, the effective portion of the changes in the derivatives’ fair value are initially recognized in other comprehensive income (“OCI”) and the ineffective portion are recorded in net income. Amounts temporarily recorded in AOCI will subsequently be reclassified to net income in the periods when net income is affected by the variability in the cash flows of the hedged item.
These standards have been applied prospectively; accordingly comparative amounts for prior periods have not been restated. The adoption of these standards resulted in the following adjustments as of January 1, 2007 in accordance with the transition provisions:
(1)     Available-for-sale securities
•     The company’s investments in Israel Chemicals Ltd. (“ICL”) and Sinofert Holdings Limited (“Sinofert”) have been classified as available-for-sale and recorded at fair value in the Consolidated Statement of Financial Position, resulting in an increase in investments of $887.8, an increase to AOCI of $789.6 and an increase in future income tax liability of $98.2;
(2)     Deferred debt costs
•     Bond issue costs were reclassified from other assets to long-term debt and deferred swap gains were reclassified from other non-current liabilities to long-term debt, resulting in a reduction in other assets of $23.9, a reduction in other non-current liabilities of $6.6 and a reduction in long-term debt of $17.3;

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2007
(in millions of US dollars except share and per-share amounts)
(unaudited)
1.     Significant Accounting Policies (continued)
(3)     Natural gas derivatives
•     The company employs futures, swaps and option agreements to establish the cost of a portion of its natural gas requirements. These derivative instruments generally qualify for hedge accounting. Derivative instruments were recorded on the Consolidated Statement of Financial Position at fair value resulting in an increase in current portion of derivative instruments of $50.9, an increase in derivative instruments (non-current asset) of $69.4, an increase in future income tax liability of $45.6 and an increase in AOCI of $74.7;
•     Hedge ineffectiveness on these derivative instruments was recorded as a cumulative effect adjustment to opening retained earnings, net of tax, resulting in an increase in retained earnings of $0.2 and a decrease in AOCI of $0.2; and
•     Deferred realized hedging gains were reclassified from inventory to AOCI resulting in an increase in inventory of $8.0, an increase in future income tax liability of $3.1 and an increase in AOCI of $4.9.
Stripping Costs Incurred in the Production Phase of a Mining Operation
In March 2006, the Emerging Issues Committee issued Abstract No. 160, “Stripping Costs Incurred in the Production Phase of a Mining Operation” (“EIC-160”). EIC-160 discusses the treatment of costs associated with the activity of removing overburden and other mine waste minerals in the production phase of a mining operation. It concludes that such stripping costs should be accounted for according to the benefit received by the entity and recorded as either a component of inventory or a betterment to the mineral property, depending on the benefit received. The implementation of EIC-160, effective January 1, 2007, resulted in a decrease in inventory of $21.1, a decrease in other assets of $7.4 and an increase in property, plant and equipment of $28.5.
2.     Long-term Debt
In February 2007, the company entered into a back-to-back loan arrangement involving certain financial assets and financial liabilities. The company has presented $195.0 of financial assets and financial liabilities on a net basis because a legal right to set-off exists, and it intends to settle with the same party on a net basis. The company incurred $3.2 of debt issue costs as a result of this arrangement which were included as a reduction to long-term debt and will be amortized using the effective interest rate method over the term of the related liability.
3.      Accumulated Other Comprehensive Income
The balances related to each component of accumulated other comprehensive income, net of related taxes, are as follows:

March 31
2007

Unrealized holding gains on available-for-sale securities	$1,021.9
Gains and losses on derivatives designated as cash flow hedges	91.9
Unrealized foreign exchange gains on translation of self-sustaining foreign operations	4.6

Accumulated other comprehensive income	$1,118.4

4.     Income Taxes
The company’s consolidated reported income tax rate for the three months ended March 31, 2007 was approximately 30 percent (2006 — 26 percent). The change in the consolidated reported income tax rate was due to the following:
•     The consolidated effective income tax rate for the three months ended March 31, 2007 was 30 percent compared to 33 percent for the three months ended March 31, 2006. The change was primarily attributable to lower Canadian income tax rates partially offset by a higher percentage of consolidated income earned in the higher-tax jurisdictions during the three months ended March 31, 2007 compared to the three months ended March 31, 2006. A scheduled two percentage point reduction in the Canadian federal income tax rate applicable to resource companies became effective at the beginning of 2007. In addition, during the three months ended June 30, 2006, the Province of Saskatchewan reduced the corporate income tax rate 3 percentage points to 14 percent effective July 1, 2006 with further 1 percentage point reductions scheduled for July 1, 2007 and July 1, 2008.
•     Income tax refunds totaling $12.3 for the 2002-2004 taxation years were recorded during the three months ended March 31, 2006 relating to a Canadian appeal court decision (pertaining to a uranium producer) which affirmed the deductibility of the Saskatchewan capital tax resource surcharge.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2007
(in millions of US dollars except share and per-share amounts)
(unaudited)
5.     Net Income Per Share
Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended March 31, 2007 of 104,965,000 (2006 — 103,641,000).
Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (1) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended March 31, 2007 was 107,258,000 (2006 — 105,825,000).
6.     Segment Information
The company has three reportable business segments: potash, nitrogen and phosphate. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended March 31, 2007

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$380.5	$419.6	$354.6	$—	$1,154.7
Freight	43.5	11.3	27.1	—	81.9
Transportation and distribution	9.6	13.6	7.8	—	31.0
Net sales — third party	327.4	394.7	319.7	—
Cost of goods sold	153.2	263.4	255.5	—	672.1
Gross margin	174.2	131.3	64.2	—	369.7
Depreciation and amortization	17.9	21.7	29.6	3.5	72.7
Inter-segment sales	—	33.0	0.9	—	—

	Three Months Ended March 31, 2006

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$225.8	$331.9	$303.9	$—	$861.6
Freight	25.0	9.6	20.3	—	54.9
Transportation and distribution	7.4	13.3	10.5	—	31.2
Net sales — third party	193.4	309.0	273.1	—
Cost of goods sold	102.6	229.6	239.8	—	572.0
Gross margin	90.8	79.4	33.3	—	203.5
Depreciation and amortization	11.8	19.3	24.3	3.4	58.8
Inter-segment sales	4.0	31.9	2.2	—	—

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2007
(in millions of US dollars except share and per-share amounts)
(unaudited)
7.     Pension and Other Post-Retirement Expenses
Defined Benefit Pension Plans

	Three Months Ended
	March 31
	2007	2006

Service cost	$3.8	$3.6
Interest cost	9.1	8.4
Expected return on plan assets	(10.7)	(9.6)
Net amortization and change in valuation allowance	3.2	3.5

Net expense	$5.4	$5.9

Other Post-Retirement Plans

	Three Months Ended
	March 31
	2007	2006

Service cost	$1.4	$1.2
Interest cost	3.5	3.0
Net amortization	0.2	(0.1)

Net expense	$5.1	$4.1

For the three months ended March 31, 2007, the company contributed $8.2 to its defined benefit pension plans, $6.6 to its defined contribution pension plans and $2.1 to its other post-retirement plans. Total 2007 contributions to these plans are not expected to differ significantly from the amounts previously disclosed in the consolidated financial statements for the year ended December 31, 2006.
8.     Other Income

	Three Months Ended
	March 31
	2007	2006

Share of earnings of equity investees	$13.0	$12.4
Dividend income	—	9.1
Other	0.7	9.7

	$13.7	$31.2

9.     Comparative Figures
Certain of the prior periods’ figures have been reclassified to conform with the current period’s presentation.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended
	March 31
	2007	2006

Potash Operating Data
Production (KCl Tonnes — thousands)	2,303	1,295
Shutdown weeks	2.0	31.7
Sales (tonnes — thousands)
North America	892	527
Offshore	1,273	732

	2,165	1,259

Potash Net Sales
(US $ millions)
Sales	$380.5	$225.8
Less: Freight	43.5	25.0
Transportation and distribution	9.6	7.4

Net Sales	$327.4	$193.4

North America	$152.7	$91.9
Offshore	171.0	97.2

Potash Subtotal	323.7	189.1
Miscellaneous products	3.7	4.3

	$327.4	$193.4

Potash Average Net Sales Price per MT
North America	$171.15	$174.31
Offshore	$134.28	$132.90

	$149.47	$150.24

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended
	March 31
	2007	2006

Nitrogen Operating Data
Production (N Tonnes — thousands)	747	559
Average Natural Gas Cost per MMBtu	$4.41	$4.34
Sales (tonnes — thousands)
Manufactured Product
Ammonia	520	364
Urea	339	281
Nitrogen solutions/Nitric acid/Ammonium nitrate	478	382

Manufactured Product	1,337	1,027
Purchased Product	49	54

	1,386	1,081

Fertilizer sales tonnes	454	322
Industrial/Feed sales tonnes	932	759

	1,386	1,081

Nitrogen Net Sales
(US $ millions)
Sales	$419.6	$331.9
Less: Freight	11.3	9.6
Transportation and distribution	13.6	13.3

Net Sales	$394.7	$309.0

Manufactured Product
Ammonia	$169.4	$123.0
Urea	113.9	81.4
Nitrogen solutions/Nitric acid/Ammonium nitrate	86.4	81.0
Miscellaneous products	7.3	6.6

Net Sales Manufactured Product	377.0	292.0
Net Sales Purchased Product	17.7	17.0

	$394.7	$309.0

Fertilizer net sales	$132.8	$88.1
Industrial/Feed net sales	261.9	220.9

	$394.7	$309.0

Nitrogen Average Net Sales Price per MT
Ammonia	$325.79	$337.69
Urea	$336.54	$289.81
Nitrogen solutions/Nitric acid/Ammonium nitrate	$180.73	$211.96

Manufactured Product	$282.07	$284.19
Purchased Product	$359.41	$316.85

	$284.81	$285.81

Fertilizer average price per MT	$292.37	$273.66
Industrial/Feed average price per MT	$281.12	$290.97

	$284.81	$285.81

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended
	March 31
	2007	2006

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	525	513
P2O5 Operating Rate	92%	86%
Sales (tonnes — thousands)
Fertilizer — Liquid phosphates	269	260
Fertilizer — Solid phosphates	427	377
Feed	208	165
Industrial	173	173

	1,077	975

Phosphate Net Sales
(US $ millions)
Sales	$354.6	$303.9
Less: Freight	27.1	20.3
Transportation and distribution	7.8	10.5

Net Sales	$319.7	$273.1

Fertilizer — Liquid phosphates	$68.7	$61.9
Fertilizer — Solid phosphates	120.4	93.1
Feed	62.9	52.3
Industrial	63.2	63.2
Miscellaneous products	4.5	2.6

	$319.7	$273.1

Phosphate Average Net Sales Price per MT
Fertilizer — Liquid phosphates	$255.20	$238.13
Fertilizer — Solid phosphates	$281.98	$246.86
Feed	$302.87	$317.20
Industrial	$365.85	$364.04

	$296.95	$279.94

Exchange Rate (Cdn$/US$)

	2007	2006

December 31		1.1653
March 31	1.1529	1.1671
First-quarter average conversion rate	1.1665	1.1557

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.
The company uses both GAAP and certain non-GAAP measures to assess performance. The company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. PotashCorp’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.
A.     EBITDA
Set forth below is a reconciliation of “EBITDA” to net income, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended
	March 31
	2007	2006

Net income	$198.0	$125.5
Income taxes	84.8	43.4
Interest expense	25.5	23.2
Depreciation and amortization	72.7	58.8

EBITDA	$381.0	$250.9

EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. PotashCorp uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA to be an important measure as it excludes the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to GAAP, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that this measurement is useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
B.     CASH FLOW
Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended
	March 31
	2007	2006

Cash flow prior to working capital changes [1]	$283.0	$189.4

Changes in non-cash operating working capital
Accounts receivable	(50.8)	63.3
Inventories	(10.6)	8.9
Prepaid expenses and other current assets	(11.4)	(27.0)
Accounts payable and accrued charges	109.4	(247.1)

Changes in non-cash operating working capital	36.6	(201.9)

Cash provided by (used in) operating activities	$319.6	$(12.5)

Free cash flow [2]	$162.5	$(61.4)
Additions to property, plant and equipment	109.0	120.0
Purchase of long-term investments	9.7	126.3
Other assets and intangible assets	1.8	4.5
Changes in non-cash operating working capital	36.6	(201.9)

Cash provided by (used in) operating activities	$319.6	$(12.5)

[1]	The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

[2]	The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, purchases of long-term investments, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.

Certain of the prior periods’ figures have been reclassified to conform with the current period’s presentation.